UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/20/2006

MAINSTREET BANKSHARES INC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-86993

VA	54-1956616
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

730 East Church Street, Suite 30, Martinsville, VA 24112
(Address of principal executive offices, including zip code)

276-632-8054
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

The Board of Directors of MainStreet BankShares, Inc. ("MainStreet") at its regularly scheduled meeting on April 20, 2006 approved an amendment to its employment agreement ("Agreement") with its Executive Vice President and Chief Financial Officer, Brenda Smith. The amendment adds a change of control provision which permits Smith to choose either of the following alternatives by giving written notice of choice within ninety days after a change in control of MainStreet:

        Smith can elect to enter into a replacement employment agreement with the acquiring company which replaces in full the Employment Agreement with MainStreet, or

        Smith can resign, terminate the Agreement and receive as severance benefits the continuation for 24 months Smith's then current salary and benefits (excluding, however, any incentives which have not accrued as of the date of such written notice but including any that have so accrued).

The amended agreement is attached as an exhibit to this Form 8-K.

Item 2.02.    Results of Operations and Financial Condition

MainStreet BankShares, Inc. held its Annual Meeting of Shareholders on April 20, 2006 at the Piedmont Arts Association, Martinsville, VA 24112. President and Chief Executive Officer, C. R. McCullar reviewed the significant events in the company's history focusing on the past year. Mr. McCullar reported that he was retiring as President and Chief Executive Officer at April 30, 2006 and that Larry A. Heaton, President of Franklin Community Bank, N.A., ("Franklin Bank"), MainStreet's only bank subsidiary, had been elected by the Board to succeed him.

Larry A. Heaton discussed year-end net income of $3.37 million of which $1.65 million resulted from the gain on sale of its wholly-owned subsidiary, Smith River Community Bank, N.A. Net income from continuing operations in 2005 was $1.72 million. Mr. Heaton also announced first quarter earnings. First quarter net income was $717,373 or $.46 per basic share. Total assets at March 31, 2006 were $167,629,167. Mr. Heaton pointed out the increasing competition the company faces in its market. He also stated that the company had benefited from the increasing interest rate environment. Mr. Heaton indicated that for the present the Company would retain earnings for strategic growth and expansion rather than pay dividends.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As previously reported, C. R. McCullar, President and Chief Executive Officer of MainStreet will retire effective April 30, 2006. Mr. McCullar is presently a director of MainStreet and will remain on the Board. His term expires in April 2008.

Also as previously reported, the Board of Directors at its regularly scheduled meeting on April 20, 2006 appointed Larry A. Heaton to succeed Mr. McCullar as President and Chief Executive Officer of MainStreet beginning May, 1, 2006. Larry A. Heaton, age 48, has been President, Chief Executive Officer and Chairman of the Board of Franklin Bank since September 16, 2002. Mr. Heaton has been a director of MainStreet since October 2002. From October 2000 until September 2002, Mr. Heaton was a consultant for MainStreet BankShares, Inc. in connection with the organization of Franklin Bank.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The Board of Directors of MainStreet BankShares, Inc. voted at its regularly scheduled meeting on April 20, 2006 to amend the company's bylaws to reduce the number of directors from 15 to 10. The amended bylaws are included as an exhibit to this Form 8-K.

Item 8.01.    Other Events

The shareholders elected three of Class B directors at the Annual Meeting of Shareholders to serve until the 2009 Annual Meeting of Shareholders, or the in the case of each director, until his or her successor is duly elected and qualifies. The directors elected were Joseph F. Clark, C. Laine Dalton and Joel R. Shepherd.

Retirement of three directors due to the age requirement was effective April 20, 2006. The directors were Jesse D. Cahill, Sr., Roxann B. Dillon, and Joe C. Philpott

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

    See Index to Exhibits.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANKSHARES INC

Date: April 24, 2006	By:	/s/ C. R. McCullar
C. R. McCullar
President and Chief Executive Officer

MAINSTREET BANKSHARES INC.

Date: April 24, 2006	By:	/s/ Brenda H. Smith
Brenda H. Smith
Executive Vice President/Chief Financial Officer/Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	Amendment to Employment Agreement with Executive Vice President, Brenda H. Smith.
EX-3.(ii).	Amendment to Bylaws of MainStreet BankShares, Inc.
EX-99.1	Press Release Announcing First Quarter 2006 Earnings.